CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 28, 2022, relating to the financial statements and financial highlights of Monarch Ambassador Income ETF, Monarch Blue Chips Core ETF, and Monarch ProCap ETF, each a series of Northern Lights Fund Trust IV, for the period ended February 28, 2022, and to the references to our firm under the headings “ Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

June 27, 2022